SOUTHERN UNION COMPANY AND SUBSIDIARIES

              COMPUTATION OF PER SHARE EARNINGS        Exhibit 11



                         Three Months Ended   Twelve Months Ended
                            September 30,         September 30,
                         ------------------   -------------------
                           1995      1994       1995       1994
                         --------  --------   --------   --------
                           (in thousands of dollars, except per
                                      share amounts)


Net earnings (loss)
  available for
  common stock.........  $ (5,598) $ (6,168)  $ 16,639   $  3,464
                         ========  ========   ========   ========

Primary earnings per
  share:
    Average shares
      outstanding......    11,519    11,449     11,496     10,667
    Stock options
      issued or
      granted..........       --        --         250        148
                         --------  --------   --------   --------
    Average shares
      outstanding......    11,519    11,449     11,746     10,815
                         ========  ========   ========   ========

    Primary earnings
      (loss) per
      share............  $   (.49) $   (.54)  $   1.42   $    .32
                         ========  ========   ========   ========

Fully diluted
  earnings per share:
    Average shares
      outstanding......    11,519    11,449     11,496     10,667
    Stock options
      issued or
      granted..........       --        --         279        148
                         --------  --------   --------   --------
    Average shares
      outstanding......    11,519    11,449     11,775     10,815
                         ========  ========   ========   ========

    Fully diluted
      earnings (loss)
      per share........  $   (.49) $   (.54)  $   1.41   $    .32
                         ========  ========   ========   ========


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